Exhibit 3.1

CERTIFICATE OF DECREASE

OF

SHARES DESIGNATED

AS

SERIES 7-A CONVERTIBLE PREFERRED STOCK

          First Physicians Capital Group, Inc., f/k/a Tri-Isthmus Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

          DOES HEREBY CERTIFY:

          That a Certificate of Designations, Rights and Preferences of the Company’s Series 7-A Convertible Preferred Stock, par value $0.01 per share (the “7-A Preferred”), was filed in the office of the Secretary of State of Delaware on November 12, 2008; and

          That the Company’s Board of Directors (the “Board”), by the unanimous written consent of its members, dated January 15, 2010, duly adopted a resolution authorizing and directing a decrease in the number of shares designated as 7-A Preferred from 20,000 shares to zero shares, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware. The 20,000 shares have been returned to the status of authorized but unissued shares of the Company’s preferred stock.

          IN WITNESS WHEREOF, the Company has caused this certificate to be signed by David Hirschhorn, its Chief Executive Officer, this 22nd day of January, 2010.

First Physicians Capital Group, Inc.

By: /s/ David Hirschhorn
Name: David Hirschhorn
Title: Chief Executive Officer